UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2007

CDI CORP.

(Exact name of registrant as specified in its charter)

Pennsylvania	001-05519	23-2394430
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1717 Arch Street, 35th Floor, Philadelphia, PA 19103-2768

(Address of principal executive offices) (Zip Code)

(215) 569-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 21, 2007, CDI Corp. and Roger H. Ballou (the company’s President and Chief Executive Officer) entered into a new employment agreement. Mr. Ballou’s existing employment agreement, which was signed in 2005, expires on September 30, 2008. The new agreement is effective as of January 1, 2008 and will extend the term of Mr. Ballou’s employment to March 31, 2011. The compensation which Mr. Ballou will receive under his new employment agreement consists of base salary, deferred stock grants, and cash bonuses, as summarized below. Mr. Ballou will also receive certain 2008 restricted stock benefits under his 2005 employment agreement.

Base Salary. Mr. Ballou’s base salary will be $750,000 per annum during the term of the new agreement.

Cash Bonuses. Mr. Ballou will be eligible to receive cash bonuses for each year during the term of the agreement depending on the attainment of goals based on the company’s operation plans for those years. The goals will include a target goal and a maximum performance goal. The bonus to be paid to Mr. Ballou for achieving the target goal for a year will be 80% of his base salary for that year, and the bonus he will receive upon attaining the maximum goal will be 120% of his base salary for that year.

Long Term Incentive Awards. Mr. Ballou will be eligible to receive Long Term Incentive Awards made up of Time-Vested Deferred Stock and Performance-Contingent Deferred Stock. The amount of each Long Term Incentive Award will be determined in part by the company’s percentage achievement of Pre-Tax Profit targets.

Time-Vested Deferred Stock. In each of 2009, 2010 and 2011, Mr. Ballou will receive shares of Time-Vested Deferred Stock with a dollar value of $281,250 which will vest over the years 2009, 2010 and 2011.

Performance-Contingent Deferred Stock. Mr. Ballou will also be eligible to receive grants of Performance-Contingent Deferred Stock in 2009, 2010 and 2011. The dollar value of these grants will be determined by subtracting the dollar value of the year’s Time-Vested Deferred Stock grant (i.e. $281,250) from the amount of the Long Term Incentive Award for that year. These shares will also vest over the years 2009, 2010 and 2011.

Severance. If Mr. Ballou’s employment is terminated (a) by the company other than for cause or (b) by Mr. Ballou if he is assigned duties that are materially inconsistent with his position, or his place of employment is moved outside the Philadelphia area or, following a change in control of CDI, his title is changed or his principal place of employment is relocated by more than fifty miles, then the company will continue to pay his base salary until the expiration of a twelve-month severance period or the remainder of his new employment term, whichever is less, provided that Mr. Ballou signs a release and waiver of all claims against CDI.

Restrictive Covenants. The new employment agreement also contains covenants restricting Mr. Ballou from competing with CDI or soliciting its customers and employees following the expiration or termination of his employment.

Stock Holding Requirement. The new employment agreement also sets forth the requirement that Mr. Ballou hold at least $2.5 million of the company’s stock by December 31, 2008.

The foregoing description of Mr. Ballou’s new employment agreement does not purport to be complete and is qualified in its entirety by reference to the employment agreement. A copy of the employment agreement is attached to this report as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
10.1	Employment Agreement, dated as of January 1, 2008 and entered into on December 21, 2007, between CDI Corp. and Roger H. Ballou.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CDI CORP.

Date: December 27, 2007	By:	/s/ Joseph R. Seiders
	Name:	Joseph R. Seiders
	Title:	Senior Vice President & General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement, dated as of January 1, 2008 and entered into on December 21, 2007, between CDI Corp. and Roger H. Ballou.